Exhibit 99

Schlumberger Announces Tender Offer for Any and All of Schlumberger Investment SA’s Outstanding 3.300% Senior Notes Due 2021

HOUSTON, June 17, 2020 — Schlumberger Limited (“Schlumberger”) today announced that Schlumberger Investment SA, an indirect wholly-owned subsidiary of Schlumberger (“SISA”), has commenced a cash tender offer for any and all of its outstanding 3.300% Senior Notes due 2021 (the “Notes”), on the terms and subject to the conditions set forth in the Offer to Purchase dated the date hereof (as may be amended or supplemented from time to time, the “Offer to Purchase”) and the related Notice of Guaranteed Delivery attached to the Offer to Purchase (as may be amended or supplemented from time to time, the “Notice of Guaranteed Delivery”). As of June 17, 2020, there was $1,600,000,000 aggregate principal amount of Notes outstanding. The tender offer is referred to as the “Offer.” The Offer to Purchase and the Notice of Guaranteed Delivery are referred to together as the “Offer Documents.”

Certain information regarding the Notes and the pricing for the Offer is set forth in the table below.

Title of Security	CUSIP Numbers	Principal Amount Outstanding	U.S. Treasury Reference Security	Bloomberg Reference Page	Fixed Spread
3.300% Senior Notes due 2021	806854AB1 / USL81445AB10	$1,600,000,000	0.125% U.S. Treasury Notes due May 31, 2022	PX1	40 bps

Holders must validly tender (and not validly withdraw) their Notes, or deliver a properly completed and duly executed Notice of Guaranteed Delivery for their Notes, at or before the Expiration Time (as defined below) in order to be eligible to receive the Tender Offer Consideration (as defined below). In addition, holders whose Notes are purchased in the Offer will receive accrued and unpaid interest from the last interest payment date to, but not including, the Settlement Date (as defined in the Offer to Purchase) for the Notes. SISA expects the Settlement Date to occur on June 26, 2020, the third business day after the Expiration Time.

The Offer will expire at 5:00 p.m., New York City time, on June 23, 2020 (such time and date, as it may be extended, the “Expiration Time”), unless extended or earlier terminated by SISA. The Notes tendered may be withdrawn at any time at or before the Expiration Time by following the procedures described in the Offer to Purchase.

SISA’s obligation to accept for purchase and to pay for Notes validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction or waiver, in SISA’s discretion, of certain conditions, which are set forth in the Offer to Purchase. The complete terms and conditions of the Offer are set forth in the Offer Documents. In addition, SISA explicitly reserves the right, in its sole discretion, to amend, extend or, upon the failure of any condition described in the Offer to Purchase to be satisfied or waived, to terminate the Offer at any time at or prior to the Expiration Time. Holders of the Notes are urged to read the Offer Documents carefully.

The “Tender Offer Consideration” for each $1,000 principal amount of Notes validly tendered and not validly withdrawn and accepted for purchase pursuant to the Offer will be determined in the manner described in the Offer Documents by reference to the fixed spread for the Notes specified in the table above plus the yield based on the bid-side price of the U.S. Treasury Reference Security specified in the table above at 2:00 p.m., New York City time, on June 23, 2020, unless extended.

SISA has retained D.F. King & Co., Inc. (“D.F. King”) as the tender agent and information agent for the Offer. SISA has retained Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC as dealer managers and Standard Chartered Bank and UniCredit Capital Markets LLC as co-dealer managers (each, a “Dealer Manager”) for the Offer.

Holders who would like additional copies of the Offer Documents may call or email D.F. King at (800) 549-6697 or slb@dfking.com. Copies of the Offer to Purchase and the Notice of Guaranteed Delivery are also available at www.dfking.com/slb. Questions regarding the terms of the Offer should be directed to Goldman Sachs & Co. LLC at 200 West Street, New York, NY 10282, telephone (212) 902-6351 (collect), (800) 828-3182 (toll-free), Attn: Liability Management; or to J.P. Morgan Securities LLC at 383 Madison Avenue, New York, NY 10179, telephone (212) 834-3424 (collect), (866) 834-4666 (toll-free), Attn: Liability Management Group.

This press release does not constitute an offer to buy or a solicitation of an offer to sell any Notes. The Offer is being made solely pursuant to the Offer Documents. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of SISA by a Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws — that is, statements about the future, not about past events. Such statements often contain words such as “expect,” “may,” “believe,” “plan,” “estimate,” “intend,” “anticipate,” “should,” “could,” “will,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements regarding the terms and timing for completion of the Offer, including the acceptance for purchase of any Notes validly tendered and the expected Expiration Time and Settlement Date thereof, and the consideration of the Offer. Schlumberger and SISA cannot give any assurance that such statements will prove correct. These statements are subject to, among other things, the risks and uncertainties detailed in Schlumberger’s most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the Securities and Exchange Commission. Actual outcomes may vary materially from those reflected in Schlumberger’s forward-looking statements. The forward-looking statements speak only as of the date made, and both Schlumberger and SISA disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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For further information, contact:

Simon Farrant – Vice President of Investor Relations, Schlumberger Limited

Joy V. Domingo – Director of Investor Relations, Schlumberger Limited

Office +1 (713) 375-3535

investor-relations@slb.com